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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

        We consent to the use of our report dated February 12, 2014, with respect to the balance sheets of Great Lakes Gas Transmission Limited Partnership as of December 31, 2013 and 2012, and the related statements of income and partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of TC PipeLines, LP, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(signed) KPMG LLP

Houston, Texas
June 4, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm